Exhibit 99.1
For Immediate Release:
Patrick Cassidy
ir@mariner-energy.com
(713) 954-5558 (office)
(713) 261-2627 (mobile)
Mariner Energy Reports 2009 Year-end Proved Reserves of ~1.1 Tcfe,
A 12% Year-Over-Year Increase
Houston, TX – February 2, 2010 – Mariner Energy, Inc. (NYSE: ME) today announced results from an independent, fully engineered analysis of the company’s properties prepared by the Ryder Scott Company, L.P. The report is based on a detailed study of Mariner’s properties and assumes average hydrocarbon prices for the 12-month period ending December 31, 2009 in accordance with the requirements of the Securities & Exchange Commission (SEC). Prices used for this report were $61.18 per barrel for oil and $3.87 per million British Thermal Units for gas. Highlights from the report and Mariner’s year-end operations review include:
•	Estimated proved reserves increased to a record 1.087 trillion cubic feet equivalent (Tcfe) of natural gas, up 12% from the 973.9 billion cubic feet equivalent (Bcfe) of natural gas reported at year-end 2008.

•	The company achieved a proved reserve replacement rate for 2009 of 190% from all sources at an all-in reserve replacement cost of approximately $3.13 per million cubic feet equivalent (Mcfe) of natural gas. (See notes below.)

•	Onshore proved reserves comprise approximately 56% of the company’s total proved reserves.

•	Crude oil and natural gas liquids (NGLs) represent 47% of total proved reserves, up from 43% in 2008.

•	Production in 2009 totaled 126.4 Bcfe, up 7% from 2008.
“In 2009 Mariner once again achieved significant growth in its reserve base, and the reserve profile reflects a more profitable product mix in the current environment. Due to the early stages of development plans, our year-end 2009 proved reserve report includes no contribution from recent, significant discoveries at Lucius and Heidelberg, nor does it include proved reserves from discoveries at Wide Berth, Bushwood, Dalmatian, and other projects that are in various stages of development,” said Scott Josey, Chairman, Chief Executive Officer and President of Mariner Energy, Inc.
Of Mariner’s 2009 year-end estimated proved reserves, 66% are proved developed. Approximately 47% of the reserves are oil, condensate and NGLs; and 47% are in the Permian Basin, versus 43% and 45%, respectively, for 2008.

The following table sets forth certain information with respect to Mariner’s estimated proved reserves by geographic area as of December 31, 2009. Reserve volumes and values were determined under the method prescribed by the SEC, which requires the application of average prices for the 12-month period ending December 31, 2009 and costs held constant throughout the projected reserve life. Proved reserve estimates do not include any value for probable or possible reserves which may exist, nor do they include any value for undeveloped acreage. The proved reserve estimates represent Mariner’s net revenue interest in its properties. Mariner uses the U.S. Minerals Management Service’s 1,300-foot deepwater designation to differentiate its shelf and deepwater areas of operation.

	Estimated Proved Reserve Quantities				% of Total
	Natural				Estimated
	Gas	Oil	NGLs	Total	Proved
Geographic Area	(Bcf)	(MMBbls)	(MMBbls)	(Bcfe)	Reserves
Onshore
Permian Basin	148.6	33.1	27.9	515.0	47.4
South Texas	59.5	0.8	2.9	81.6	7.5
Other Gulf Coast	9.4	0.7	—	13.7	1.2

Subtotal — Onshore	217.5	34.6	29.9	610.3	56.1
Offshore Gulf of Mexico
Deepwater	120.8	6.3	0.5	161.7	14.9
Shelf	233.1	11.5	2.2	315.0	29.0

Subtotal – Offshore	353.9	17.8	2.7	476.7	43.9

Total	571.4	52.5	33.5	1,087.1	100.0

Proved developed reserves	406.8	31.5	20.1	716.4	65.9

About Mariner Energy, Inc.
Mariner Energy is an independent oil and gas exploration, development, and production company headquartered in Houston, Texas, with principal operations in the Permian Basin, Gulf Coast and Gulf of Mexico. For more information about Mariner, visit the company’s website at www.mariner-energy.com.
Important Information Concerning Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Our forward-looking statements generally are accompanied by words such as “may”, “will”, “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal”, or other words that convey the uncertainty of future events or outcomes. Forward-looking statements provided in this press release are based on Mariner’s current belief based on currently available information as to the outcome and timing of future events and assumptions that Mariner believes are reasonable. Mariner does not undertake to update its guidance, estimates or other forward-looking statements as conditions change or as additional information becomes available. Estimated reserves are related to hydrocarbon prices. Hydrocarbon prices used in estimating reserves may vary significantly from actual future prices. Therefore, volumes of reserves actually recovered may differ significantly from such estimates. Mariner cautions that its forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil and natural gas. These risks include, but are not limited to, price volatility or inflation, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks described in Mariner’s latest Annual Report on Form 10-K and other documents filed by Mariner with the Securities and Exchange Commission (SEC). Any of these factors could cause Mariner’s actual results and plans of Mariner to differ materially from those in the forward-looking statements. Investors are urged to read Mariner’s latest Annual Report on Form 10-K and other documents filed by Mariner with the SEC.
“Proved” oil and gas reserves are those that can be estimated with reasonable certainty to be economically and legally producible under existing economic conditions, operating methods and government regulations. “Probable,” “possible” and “non-proved” reserves, reserve “potential” or “upside” or other descriptions of volumes of reserves potentially recoverable involve estimates that by their nature are more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by Mariner. The SEC generally does not permit a company’s filings with the SEC to include estimates of oil or gas resources other than reserves, and any estimated values of such resources, due to concern that resources other than reserves are too speculative and may be misleading.
This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mariner.
Note on reserve replacement rate: Mariner’s reserve replacement rate reported above was calculated by dividing total estimated proved reserve changes for the period from all sources, including acquisitions and divestitures, by production for the same period. The method Mariner uses to calculate its reserve replacement rate may differ from methods used by other companies to compute similar measures. As a result, its reserve replacement rate may not be comparable to similar measures provided by other companies.

2009 net additions, revisions, conversions, purchases, sales:	239.6	Bcfe
2009 production:	126.4	Bcfe

2009 proved reserves adds/2009 production:	189.6%
Note on reserve replacement cost: Reserve replacement cost is calculated by dividing hydrocarbon development, exploration and acquisition capital expenditures (including capitalized internal costs and excluding hurricane expenditures net of insurance recoveries and non-cash changes to asset retirement obligations) for the period by net estimated proved reserve additions for the period from all sources, including acquisitions and divestitures. Mariner’s calculation of reserve replacement cost includes costs and reserve additions related to the purchase of proved reserves. The method Mariner uses to calculate its reserve replacement cost may differ significantly from methods used by other companies to compute similar measures. As a result, its reserve replacement cost may not be comparable to similar measures provided by other companies. Mariner believes that providing a measure of reserve replacement cost is useful in evaluating the cost, on a per-Mcfe basis, to add proved reserves. However, this measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with generally accepted accounting principles. Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, reserve replacement costs do not necessarily reflect precisely the costs associated with particular reserves. As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, the company cannot assure you that its future reserve replacement costs will not differ materially from those presented.

Reserve Replacement Cost	2007	2008	2009E

Capital costs related to property acq, expl, and devel	790.1	1,346.5	755.1
Hurricane expenditures, net of insurance recoveries	(12.3)	(60.1)	(6.1)
Proceeds from divestitures	4.1	0.0	0.0

Capital expenditures before divestitures ($MM) (1)	781.9	1,286.4	749.0

Reserve additions (Bcfe)	222.6	256.7	239.6
Reserve Replacement Cost/Mcfe	$3.51	$5.01	$3.13

Rolling 3-year capital expenditures			2,817.3
Rolling 3-year reserve additions			718.9
Rolling 3-year Reserve Replacement Cost/Mcfe			$3.92

(1)	Unaudited
###